Exhibit 99.1

Nasdaq Provides Biostage with 180-day Period in Which to Regain

Compliance with $1.00 Minimum Closing Bid Price Rule

- No immediate effect on the Company’s Nasdaq listing or the trading of its common stock -

Holliston, MA, November 22, 2016 – Biostage, Inc. (Nasdaq: BSTG), (“Biostage” or the “Company”), a biotechnology company developing bioengineered organ implants to treat cancers and other life-threatening conditions of the esophagus, bronchus and trachea, today announced that it has received a continued listing deficiency notice from The NASDAQ Stock Market LLC because its share price has not met the $1.00 minimum closing bid price requirement for 30 consecutive business days [Nasdaq Listing Rule 5450(a)(1)]. This notice has no immediate effect on the Company’s Nasdaq listing or the trading of its common stock.

Nasdaq has provided Biostage with a 180-day compliance period, until May 17, 2017, in which to regain compliance with the minimum bid price requirement [Nasdaq Listing Rule 5500(a)(2)]. If at any time during the compliance period, the closing bid price of Biostage’s common stock is at least $1.00 per share for at least ten consecutive business days, Nasdaq will provide the Company a written confirmation of compliance and the matter will be closed.

Should Biostage not regain compliance with the bid price requirement by May 17, 2017, it may be eligible for an additional 180-day compliance period if it meets the market value of publicly held shares requirement for continued listing, all other initial inclusion requirements for the Capital Market, except for the bid price requirement, and provides written notice that it intends to regain compliance with the bid price requirement during the second 180-day compliance period.

Biostage’s CEO, Jim McGorry, commented, "We are very confident in Biostage’s ability to regain compliance with Nasdaq’s minimum bid price requirement. We strongly believe we have a number of catalytic milestones in the near-term that have the potential to drive value for Biostage.”

“We are focused on solving our short-term financing needs and our goal is to pursue a financing strategy that is in the best interest of the future of Biostage and all of our shareholders. We have never been more invigorated by the potential of Biostage, specifically with the line of sight we have on bringing our first product candidate towards a human clinical study,” Mr. McGorry added.

About Biostage

Biostage Inc. (Nasdaq: BSTG), is a biotechnology company developing bioengineered organ implants based on the company's new CellframeTM technology which combines a proprietary biocompatible scaffold with a patient's own stem cells to create CellspanTM organ implants. Cellspan implants are being developed to treat life-threatening conditions of the esophagus, bronchus or trachea with the hope of dramatically improving the treatment paradigm for patients. Based on its preclinical data, Biostage has selected life-threatening conditions of the esophagus as the initial clinical application of its technology.

Cellspan implants are currently being advanced and tested in collaborative pre-clinical studies. Pre-clinical, large-animal safety studies, conducted in compliance with the FDA Good Laboratory Practice (GLP) regulations, for the Company’s Cellspan Esophageal Implant product candidate have begun, in support of Biostage's goal of filing an Investigational New Drug (IND) application with the U.S. FDA by the end of the second quarter of 2017. The IND will seek approval to initiate clinical trials for its esophageal implant product candidate in humans.

For more information, please visit www.biostage.com and connect with the Company on Twitter and LinkedIn.

Forward-Looking Statements:

Some of the statements in this press release are "forward-looking" and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These "forward-looking" statements in this press release include, but are not limited to, statements relating to the development expectations and regulatory approval of any of our products, including those utilizing our Cellframe technology, by the U.S. Food and Drug Administration, the European Medicines Agency, or otherwise, which expectations or approvals may not be achieved or obtained on a timely basis or at all; or success with respect to any collaborations, clinical trials and other development and commercialization efforts of our products, including those utilizing our Cellframe technology, which such success may not be achieved or obtained on a timely basis or at all. These statements involve risks and uncertainties that may cause results to differ materially from the statements set forth in this press release, including, among other things, our ability to obtain and maintain regulatory approval for our products; plus other factors described under the heading "Item 1A. Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 or described in our other public filings. Our results may also be affected by factors of which we are not currently aware. The forward-looking statements in this press release speak only as of the date of this press release. Biostage expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations with regard thereto or any changes in the events, conditions or circumstances on which any such statement is based.

Investor Relations Contacts:

Tom McNaughton	Jenene Thomas
Chief Financial Officer	Jenene Thomas Communications LLC
774-233-7321	908-938-1475
tmcnaughton@biostage.com	jtc@jenenethomascommunications.com

Media Contact:

David Schull

Russo Partners

212-845-4271

David.schull@russopartnersllc.com